Calculation of Filing Fee Tables
Form S-8
(Form Type)
Xencor, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, $0.01 par value per share	457(h)	3,000,000	$27.05	$81,150,000	. .00011020	$8,942.73
Total Offering Amounts					$81,150,000		$8,942.73
Total Fee Offsets							___
Net Fee Due							$8,942.73

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, $0.01 par value per share (“Common Stock”) that become issuable under the Xencor, Inc. 2023 Equity Incentive Plan (the “2023 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2) This estimate is made pursuant to Rule 457(h) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on June 12, 2023, as reported on the Nasdaq Global Market.

(3)	The Registrant does not have any fee offsets.